Exhibit 99.1

Rules applicable to
Restricted Stock Units	Page 1 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

This document is an unofficial English-language translation from the French-language "Règles communes applicables au Plan d’actions gratuites attribuées aux salariés des sociétés étrangères" applied by Alcatel Lucent. This translation has been prepared for convenience purposes only. While this English-language version represents an acceptable translation of the plan, the restricted stock units described herein are governed by the original French-language plan. In the event of any inconsistency between this translation and the original French-language text, the French-language text will govern. You may obtain a copy of the French-language text upon request.

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The purpose of this Plan is to define the terms and conditions applicable to the award of restricted stock units to employees, whose contracts of employment are in force at the Grant Date, of companies affiliated to Alcatel-Lucent within the meaning of article L. 225-197-2 of the French Commercial Code whose registered office is located outside of France.

This award of restricted stock units is governed by the provisions of articles L.225-197-1 et seq. of the French Commercial Code, articles 212-4 and 212-5 of the General Rules of the Autorité des Marchés Financiers, and the provisions hereof.

Rules applicable to
Restricted Stock Units	Page 2 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

SUMMARY

1 – Definitions	3

2 – Grant of restricted stock units	4 - 5

2.1. Beneficiaries	4

2.2. Terms of the awards	4 - 5

3 – Vesting period	5 - 10

3.1. Duration of the vesting period	5

3.2. Rights of the beneficiaries during the vesting period	5 - 6

3.3. Vesting of the restricted stock units	6 - 8

3.4. Death or invalidity of the beneficiary during the vesting period	8 - 9

3.5. Status of the beneficiaries’ rights in the event of a change in the legal status of the company	9 - 10

3.6. Delivery of shares	10

3.7. Source of shares	10

4 – Status of shares at the end of the vesting period	10 - 11

4.1. Rights of the beneficiary	10

4.2. Transferability of shares	11

4.3. Periods when the transfer of shares is prohibited	11

4.4. Listing of the new shares	11

5 – Amendments	11

6 – Tax and social security contributions	11 - 12

6.1. Payment	11

6.2. Filing obligations	12

7 – Duration	12

8 – Governing law	12

Rules applicable to
Restricted Stock Units	Page 3 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

1. DEFINITIONS

The following words and expressions used in these Rules with a capital initial shall have the meaning given below:

Affiliate means any company or economic interest grouping (groupement d’intérêt économique), at least 50% of the share capital or voting rights of which are held directly or indirectly by the Company;

Award of Restricted Stock Units means the award of Restricted Stock Units decided by the Board of Directors of the Company pursuant to the provisions of articles L. 225-197-1 et seq. of the French Commercial Code and these Rules;

Beneficiary means an employee or senior officer (mandataire social) listed in article L. 225-197-1 of the French Commercial Code of an Affiliate who is awarded Restricted Stock Units by the Board of Directors of the Company;

Company means Alcatel Lucent;

Conditions means the conditions to which the Vesting of Shares is subject, in accordance with the provisions of paragraph 3.3;

French Commercial Code means the French Code de Commerce;

Grant Date means the date when the Board of Directors of the Company approved the award of Restricted Stock Units or any later date determined by the Board of Directors of the Company;

Group means Alcatel-Lucent and its Affiliates;

Restricted Stock Unit means an award representing the right to receive one Share per Restricted Stock Unit at the expiration of the Vesting Period, provided that the Conditions are met;

Rules means this document;

Share means one ordinary share of the Company;

Shareholders’ Authorization means the authorization given by the Company’s shareholders to the Board of Directors of the Company at the extraordinary general meeting of May 30, 2008, to award Restricted Stock Units pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, for a period of 38 months following the date of such shareholders’ meeting;

Trading Day means any day on which Eurolist of Euronext Paris is open for trading;

Vesting Date means the first business day following the fourth anniversary of the Grant Date;

Vesting of Restricted Stock Units means the conversion of the Restricted Stock Units into Shares and the transfer of the ownership of such Shares to the Beneficiary at the expiration of the Vesting Period, provided that the Conditions are met;

Vesting Period means the period starting from the Grant Date and ending on the day of the fourth anniversary of the Grant Date.

Rules applicable to
Restricted Stock Units	Page 4 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

2. GRANT OF RESTRICTED STOCK UNITS

2.1. Beneficiaries

The Beneficiaries of the Award of Restricted Stock Units shall be designated by the Board of Directors of the Company among the employees and senior officers (mandataires sociaux) listed in article L. 225-197-1 of the French Commercial Code of the Affiliates whose registered office is located outside of France.

The list of Beneficiaries selected by the Board of Directors of the Company is annexed to the minutes of the Board meeting at which the Award of Restricted Stock Units was decided, and is held by the Secretary of the Board of Directors and signed by the President and the Secretary of the Compensation committee. An electronic copy (CD-Rom) of the list that is authenticated by the Secretary of the Board of Directors may also be created.

Awards are made to each beneficiary subject to the approval of the competent authorities (notably the regulatory and market surveillance authorities, exchange control and foreign investment or tax authorities) of the country in which the employer has its registered office.

2.2. Terms of the awards

2.2.1	Individual Notice

Each Beneficiary shall be informed by an individual letter of the particular conditions applicable to his Award of Restricted Stock Units, and in particular:

a)	the number of Restricted Stock Units to be awarded to him and therefore, the maximum number of Shares that might be transferred to him;

b)	the Grant Date;

c)	the duration of the Vesting Period;

d)	the Conditions to which the Vesting of Restricted Stock Units at the Vesting Date is subject;

e)	his right to waive the benefit of his Award of Restricted Stock Units; and

f)	any obligations that may be imposed on him, in particular the obligation to read carefully the summary of these Rules which shall be attached to the individual letter.

The complete version of these Rules is available on the Company’s intranet for consultation and download.

2.2.2	Acceptance or refusal

The Beneficiary shall expressly accept or refuse the terms and conditions of the Award of Restricted Stock Units by following the process for this purpose as described on the Company’s website and within 80 days of the individual notice.

Acceptance will prevail, particularly acceptance by the Beneficiary to the terms of these Rules, the conditions stipulated in the individual notice and any tax or social security consequences of the Award of Restricted Stock Units or Vesting of Restricted Stock Units.

Rules applicable to
Restricted Stock Units	Page 5 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

Any Beneficiary that does not follow this process to expressly accept or refuse the Award of Restricted Stock Units shall be deemed to have waived absolutely any and all rights under the Award of Restricted Stock Units, without being able to claim any compensation or indemnification from his/her employer, the Company or any of its Affiliates.

2.2.3	No payment required from the Beneficiaries

The Beneficiary of any Award of Restricted Stock Units in accordance with these Rules shall not be required to make any payment to the Company either on the Grant Date or on the Vesting Date, subject to the provisions of paragraph 6.1 below regarding the fulfillment of their tax and social obligations.

3. VESTING PERIOD

3.1. Duration of the Vesting Period

Pursuant to the Shareholders’ Authorization, the Board of Directors of the Company hereby sets the duration of the Vesting Period to four years from the Grant Date.

3.2. Rights of the Beneficiaries during the Vesting Period

3.2.1	Non-transferability of Restricted Stock Units

Restricted Stock Units are granted to the Beneficiary in consideration of his own person and may not be transferred in any way whatsoever, or be pledged in any way, before the expiration of the Vesting Period.

Any action taken in violation of the provisions of this paragraph 3.2.1 produces no effect towards and may not be invoked against the Company and will render the Restricted Stock Units that were affected null and void. The Beneficiary shall not be entitled to any compensation or indemnity of any kind in relation to the Restricted Stock Units that will be nullified as a result of the preceding sentence.

3.2.2	Preservation of the Beneficiaries’ rights in the event of a financial transaction

In the event of financial transactions affecting the Company’s equity during the Vesting Period, the Board of Directors of the Company will have full powers to make any adjustment to the maximum number of Shares that may be delivered to the Beneficiary at the expiration of the Vesting Period, provided that the Conditions are met, so that the Beneficiaries are no better-off no worse-off as a result of such financial transactions.

Since the sole purpose of any such adjustment is to preserve intact the rights of the Beneficiaries, any additional Restricted Stock Units awarded as a result of such an adjustment will be subject to the same conditions as the initial Restricted Stock Units hereunder. In particular, such additional Restricted Stock Units will be subject to the remaining Vesting Period as of the date of the adjustment and the Vesting of additional Shares will be subject to the same Conditions.

The Beneficiary will be informed of the terms of this adjustment and its effect on his Award of Restricted Stock Units.

Rules applicable to
Restricted Stock Units	Page 6 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

As a result of the above-mentioned adjustments, it is possible that a Beneficiary will no longer meet the conditions that allow him to enjoy the applicable tax and social security regime. Should this occur, the Beneficiary shall bear the consequences for him of the non-applicability of the tax and social security regime with no recourse against the employer, the Company, or any of its Affiliates.

3.3. Vesting of the Restricted Stock Units

3.3.1	Conditions to Vesting of Restricted Stock Units

Vesting of Restricted Stock Units will take place on the Vesting Date, subject to the fulfillment of the following continued-employment and financial performance conditions:

a)	Continued-employment of the Beneficiary

The continued-employement condition shall be assessed on the period of two years that follows the Grant Date although the Vesting of the Restricted Stock Units shall take place only four years after the Grant Date. Therefore, Vesting of Restricted Stock Units at the expiration of the Vesting Period may only take place for a Beneficiary if such Beneficiary was an employee or senior officer (mandataire social) of the Company or one of its Affiliates on the second anniversary of the Grant Date.

In the event of termination of an employment contract of a Beneficiary for a reason other than resignation or dismissal for cause within two years of the Grant Date, the Company may decide to maintain the benefit of all or part of the non-vested Restricted Stock Units and deem the continued-employment condition satisfied. The Beneficiary shall be expressly reminded of this exemption and the rights resulting therefrom, by way of letter. In such case, the financial performance condition shall remain applicable under its terms.

Except in the case of the above exemption, in the event of termination of his or her employment contract, the Beneficiary shall forfeit all his Restricted Stock Units hereunder, such forfeiture being effective on the date at which the employment agreement of this Beneficiary is effectively terminated, without regards to any potential challenge by the Beneficiary of its termination or the cause or legal grounds thereof and any court decision that would question the validity or the reasons of the termination.

Nothwithstanding the foregoing and even if the continued-employment condition set forth in this paragraph 3.3.1 a) is met on the second anniversary of the Grant Date, the Company reserves the right, at its sole discretion, to cancel the Restricted Stock Units which have not been delivered yet to the Beneficiary in case the Beneficiary’s employment contract is terminated at any time on or before the Vesting Date for gross or willful misconduct.

b)	Financial performance condition

In addition to the fulfillment of the continued-employment condition set out in paragraph a) above, the Vesting of the Restricted Stock Units shall be effective only if a financial performance condition with regard to “Revenues”, “Operating profit” and “Operating cash flow minus Capex and restructuring costs” as further defined below is met and in proportion to the percentage of achievement of such financial performance condition calculated as set out below.

The fulfillment of this financial performance condition shall be assessed at the end of four periods corresponding to four successive financial years, provided that the first financial year

Rules applicable to
Restricted Stock Units	Page 7 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

taken into account for assessing the financial performance condition shall be the financial year during which the Grant Date took place.

The financial performance criteria listed below and their respective weighting shall not be amended for the four successive periods in respect of which the financial performance is tested:

Financial performance criterion	Weighting
Revenues	33%
Operating profit	33%
Operating cash flow minus Capex and restructuring costs	34%

For each of these four periods, performance objectives “at minimum”, “at target” and “at maximum” shall be determined, at the beginning of the period concerned, by the Board of Directors of the Company for each financial performance criterion. These objectives shall be published on the Company’s intranet.

The Board of Directors of the Company shall determine prior to the Vesting Date, for each of the four periods concerned, the achieved performance score in accordance with the table below, computing an achievement score ranging from 0% to 200% for each of the financial performance criterion concerned:

	Score depending upon the performance level achieved
	Below minimum	At minimum	At target	At maximum or above
Revenues	0%	50%	100%	200%
Operating profit	0%	50%	100%	200%
Operating cash flow	0%	50%	100%	200%

When the amount of Revenues or Operating profit or Operating cash flow for a given period will be between two achievement levels, the achievement score for that criterion and that period shall be determined by linear interpolation.

The assessment of financial performance criteria of Revenues, Operating profit and Operating cash flow shall be made by reference to a similar perimeter for the Group as a whole. In the case of change in the perimeter of the Group, the financial performance levels shall be adjusted by reference to the published pro forma accounts.

Rules applicable to
Restricted Stock Units	Page 8 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

The assessment of the financial performance condition, which is illustrated in Appendix 1, shall be made as follows:

•

For each of the four performance periods, an annual achievement score shall be determined in accordance with the above table. This annual achievement score shall be equal to the weighted average of the achievement scores for each performance criterion;

•	At the end of the four periods, an overall average performance score shall be determined for the four periods as follows:

Performance score for period 1 + performance score for period 2 +

Performance score for period 3 + performance score for period 4

4

The number of Vested Restricted Stock Units shall be equal to the number of Restricted Stock Units multiplied by the overall average performance score for the four periods for which the financial performance condition will have been assessed, such number of Vested Restricted Stock Units being rounded to the immediately superior whole number, without exceeding however, for each Beneficiary, the number of Restricted Stock Units awarded to him.

Following the end of the four performance periods, the Board of the Directors of the Company will determine the achieved overall average performance score.

3.3.2	Consequences of non-compliance with the Conditions

If the continued-employment condition set in paragraph 3.3.1(a) above is not met (including, if the Company so determines, in case a Beneficiary’s employment contract is terminated for gross or willful misconduct at any time on or before the Vesting Date), the Beneficiary concerned will forfeit all his Restricted Stock Units and will not receive any Shares.

If the presence condition set in paragraph 3.3.1(a) above is met but the financial performance condition is only achieved in part (or not achieved at all) (i.e., the overall average performance score is below 100%), each Beneficiary concerned shall receive such number of Shares as determined in accordance with the provisions of paragraph 3.3.1(b) and the balance of his Restricted Stock Units shall be forfeited forthwith.

The partial or total forfeiture of Restricted Stock Units shall not entitle the Beneficiary concerned to any indemnification or compensation of any kind.

3.4. Death or invalidity of the Beneficiary during the Vesting Period

Notwithstanding the foregoing, in the event that the Beneficiary dies during the Vesting Period, his heirs may request the Vesting of Restricted Stock Units and the delivery of the Shares within six months of the date of death. The number of Shares delivered to the heirs shall be determined on the basis of the average fulfillment of the Group’s annual objectives over the Vesting Period. For the determination of this average, the performance condition, the level of achievement of which may not be known at the date of the death, shall be deemed 100% achieved (as if the “target” level had been reached).

The Shares so delivered are freely transferable.

Rules applicable to
Restricted Stock Units	Page 9 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

When the above-mentioned six-month period following the death expires, the Restricted Stock Units will become null and void, and the Beneficiary’s heirs may no longer request the Vesting of Restricted Stock Units and the delivery of the Shares.

In the event of disability of 2nd or 3rd category, as defined in article L.341-4 of the French Social Security Code, Vesting of Restricted Stock Units for the disabled Beneficiary will take place as soon as the Company is notified of the disability. The number of Shares delivered to the Beneficiary shall be determined on the basis of the average fulfillment of the Group’s annual objectives over the Vesting Period. For the determination of this average, the performance condition, the level of achievement of which may not be known at the date of the disability, shall be deemed 100% achieved (as if the “target” level had been reached).

The Shares so delivered are freely transferable.

3.5. Status of the Beneficiaries’ rights in the event of a change in the legal status of the Company

3.5.1	Merger, change of control or public takeover bid

Should one of the following events occur before the end of the Vesting Period:

(a)	a merger, demerger or spin-off of the Company; or

(b)	a change of control of the Company (“control” having the meaning ascribed to it in article L. 233-3, I of the French Commercial Code); or

(c)	a public takeover bid or exchange offer for all shares of the Company such that, if it goes through, the bidder would obtain control over the Company,

The Board of Directors of the Company may, in its sole discretion, decide what position to take with respect to the Restricted Stock Units.

In particular, the Board of Directors of the Company may, as the case may be:

(i)	agree with the new company, successor or buyer(s) that such company shall (x) take over all rights and obligations of the Company pursuant to these Rules or (y) replace Restricted Stock Units granted hereunder by granting the Beneficiaries new restricted stock units, which it shall deem in good faith to be of the same value. Accordingly, the Beneficiaries may, in the event of a merger and if the general meeting of shareholders of the merging company agrees to uphold the provisions hereof, be allotted restricted stock units over the merging company’s shares under the conditions set by its general shareholders’ meeting, after adjustment, as necessary, based on the exchange ratio applied under the merger agreements. Generally, in the event of share exchanges in a merger, demerger or spin-off conducted in accordance with applicable regulations, the Vesting Period will remain applicable to restricted stock units then received for the remainder of its duration at date of the exchange; or

(ii)	compensate the Beneficiaries for the loss resulting from the forfeiture of their Restricted Stock Units or the waiver of such Restricted Stock Units upon the request of the Company.

Rules applicable to
Restricted Stock Units	Page 10 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

3.5.2	Tax and social security consequences

As a result of the events and transactions above, the Beneficiary could cease to meet the conditions that would otherwise enable him to enjoy the tax and social security regime applicable to him in light of his personal circumstances. Should this occur, the Beneficiary will bear the consequences as an employee of the non-applicability of the initial tax and social security regime with no recourse against his employer, the Company, or any of its Affiliates.

3.6. Delivery of Shares

On the Vesting Date of the Restricted Stock Units, subject to the provisions of paragraphs 3.4 and 3.5, the Company will transfer to each Beneficiary the number of Shares to which he is entitled, as determined in accordance with these Rules.

This delivery of Shares conveys full ownership of the Shares to the Beneficiary or, as the case may be, his legal heirs.

3.7. Source of Shares

No later than the Vesting Date, the Board of Directors of the Company will determine if the Shares to be transferred to the Beneficiaries will be existing Shares bought back by the Company according to articles L.225-208 and L.225-209 of the French Commercial Code or new Shares issued as part of a share capital increase.

In case of death or invalidity of a Beneficiary during the Vesting Period, the Shares that will be transferred, shall be newly issued Shares.

4. STATUS OF SHARES AT THE END OF THE VESTING PERIOD

4.1. Rights of the Beneficiary

4.1.1	Rights attached to Shares

Shares transferred upon Vesting of Restricted Stock Units shall be identical to the Company’s ordinary shares at that date, in particular with regard to voting rights, rights to dividend and payment of any reserves, the right to attend shareholders’ meetings, rights of communication, and pre-emptive subscription rights attached to each Share. They shall be subject to all the provisions of the by-laws, and all decisions of shareholders’ meetings shall be binding on the Beneficiaries.

4.1.2	Effective date of shareholder rights

In the event that Shares transferred to the Beneficiaries as a result of Vesting of Restricted Stock Units are existing Shares, such Shares will enjoy shareholder rights starting on the date of their registration.

In the event that Shares transferred to the Beneficiaries as a result of Vesting of Restricted Stock Units are newly issued Shares, such Shares will enjoy shareholder rights with effect from January 1 of the calendar year during which they are issued.

Rules applicable to
Restricted Stock Units	Page 11 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

4.2. Transferability of Shares

In accordance with the Shareholders’ Authorization, the Board of Directors of the Company has decided that Beneficiaries shall not be subject to any holding obligation for a certain period in relation to the Shares. As a result, as from the Vesting Date, Shares shall be available and may be freely transferred by the Beneficiary under the conditions allowed by law, subject to the provisions of paragraph 4.3.

4.3. Periods when the transfer of Shares is prohibited

Each beneficiary shall comply with the Code of Conduct drafted by Alcatel-Lucent as regard to the prevention of insider dealing offense which may be consulted on the Company’s intranet.

In addition, given that the Shares are granted as part of a restricted stock unit plan and in accordance with applicable laws, Shares may not be transferred during the following periods:

(a)	the ten Trading Sessions preceding and following the dates on which the consolidated financial statements of the Company are made public; and

(b)	the ten Trading Sessions following the date on which information which could have a significant effect on the Company’s share price is made public.

Beneficiaries may find the dates of such transfer-restricted periods on the Company’s intranet.

4.4. Listing of the new Shares

The admission for listing on Eurolist of Euronext Paris of the new Alcatel-Lucent shares resulting from an issue of Shares, if any, in accordance herewith, will be requested.

5. AMENDMENTS

The Board of Directors of the Company may at any time make amendments to the terms and conditions hereof that will allow the Beneficiaries or the Company or its Affiliates to enjoy a favorable tax and social security regime in effect in France or any other country of relevance, or avoid any unfavorable effects that new legal, tax, accounting, or social security provisions may have on the Company or its financial statements. These amendments may take the form of sub-plan applicable only for certain Beneficiaries.

6. TAXES AND SOCIAL SECURITY CONTRIBUTIONS

6.1. Payment

The Beneficiaries must conform to the terms and conditions imposed by the Company, its Affiliates, or any other person appointed by the Company or its Affiliate for the payment (including withholding taxes or disposals of a portion of shares to cover this payment) of any social security contributions (including the employee social security contributions) or taxes in the country where the Beneficiary resides, in relation to his Restricted Stock Units.

Rules applicable to
Restricted Stock Units	Page 12 of 12	Effective on:
granted to employees by		March 18, 2009
companies outside France

6.2. Filing obligations

The Beneficiaries, the Company, and the Affiliates will respect all filing obligations with the tax and social security authorities to which they may be subject.

7. DURATION

The terms and conditions herein shall apply as long as necessary for the performance of the obligations set forth herein.

8. GOVERNING LAW

The terms and conditions herein shall be construed and interpreted in accordance with French law.

APPENDIX 1

Rules applicable to restricted stock units granted to employees by companies outside France on March 18, 2009

PERFORMANCE CONDITIONS

Example percentages to be applied to the number of restricted stock units in order to determine the number of shares

Performance criteria defined for the whole duration of the vesting period

Performance criteria	Weight
Revenues	33%
Operating profit	33%
Operating cash flow minus capex & restructuring costs	34%

Performance score applied to each criteria for the whole duration of the vesting period

Below minimum	At minimum	At target	At maximum or above
0%	50%	100%	200%

If the result observed for a criteria falls between two achievement levels, the performance score for this criteria will be calculated by linear interpolation

Annual objectives defined and approved by the Board of Directors

Year 1

Key performance indicator	Weight	Metric	Targeted performance range
			Minimum	Target	Maximum

Revenues	33%	M EUR	Minimum value	Target value	Maximum value

Operating profit	33%	M EUR	Minimum value	Target value	Maximum value

Operating cash flow minus capex & restructuring costs	34%	M EUR	Minimum value	Target value	Maximum value

Annual performance score determined according to the results observed

Year 1

Key performance indicator	Weight	Results	Performance score	Weighted performance score

Revenues	33%	Below minimum	0%	0%

Operating profit	33%	Between minimum and target	60%	20%

Operating cash flow	34%	Minimum	50%	17%

				37%

Year 2

Key performance indicator	Weight	Metric	Targeted performance range
			Minimum	Target	Maximum

Revenues	33%	M EUR	Minimum value	Target value	Maximum value

Operating profit	33%	M EUR	Minimum value	Target value	Maximum value

Operating cash flow minus capex & restructuring costs	34%	M EUR	Minimum value	Target value	Maximum value

Year 2

Key performance indicator	Weight	Results	Performance score	Weighted performance score

Revenues	33%	At target	100%	33%

Operating profit	33%	Between minimum and target	62%	20%

Operating cash flow	34%	Between minimum and target	60%	21%

				74%

Year 3

Key performance indicator	Weight	Metric	Targeted performance range
			Minimum	Target	Maximum

Revenues	33%	M EUR	Minimum value	Target value	Maximum value

Operating profit	33%	M EUR	Minimum value	Target value	Maximum value

Operating cash flow minus capex & restructuring costs	34%	M EUR	Minimum value	Target value	Maximum value

Year 3

Key performance indicator	Weight	Results	Performance score	Weighted performance score

Revenues	33%	At target	100%	33%

Operating profit	33%	At target	100%	33%

Operating cash flow	34%	Between minimum and target	60%	21%

				87%

Year 4

Key performance indicator	Weight	Metric	Targeted performance range
			Minimum	Target	Maximum

Revenues	33%	M EUR	Minimum value	Target value	Maximum value

Operating profit	33%	M EUR	Minimum value	Target value	Maximum value

Operating cash flow minus capex & restructuring costs	34%	M EUR	Minimum value	Target value	Maximum value

Year 4

Key performance indicator	Weight	Results	Performance score	Weighted performance score

Revenues	33%	At maximum or above	200%	66%

Operating profit	33%	At target	100%	33%

Operating cash flow	34%	Between minimum and target	60%	21%

				120%

Final performance score applied to the number of

restricted stock units in order to determine the number

of vested shares

“% Performance”

Year 1	37%
Year 2	74%
Year 3	87%
Year 4	120%

Average score	80%